Exhibit 99.1

Financial Contact:	James S. Gulmi (615) 367-8325
Media Contact:	Claire S. McCall (615) 367-8283
GENESCO ANNOUNCES DIVIDEND TO
DISTRIBUTE FINISH LINE SHARES
NASHVILLE, Tenn., April 30, 2008 —Genesco Inc. (NYSE: GCO) announced today that its Board of Directors has declared a dividend on its common stock in order to distribute 6,518,971 shares of Class A Common Stock of The Finish Line, Inc. that Genesco was issued in March 2008 pursuant to an agreement with Finish Line and UBS to terminate the merger agreement with Finish Line and settle all related litigation among Finish Line, Genesco and UBS. All holders of Genesco common stock as of May 30, 2008 will be entitled to receive a pro rata portion of the Finish Line shares, with cash to be received in lieu of any fractional shares. The distribution of the Finish Line shares is currently expected to occur on June 13, 2008.
About Genesco Inc.
     Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear and accessories in more than 2,150 retail stores in the United States and Canada, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Johnston & Murphy, Underground Station, Hatworld, Lids, Hat Shack, Hat Zone, Head Quarters, Cap Connection and Lids Kids, and on internet websites www.journeys.com, www.journeyskidz.com, www.shibyjourneys.com, www.undergroundstation.com, www.johnstonmurphy.com, www.Dockersshoes.com, www.lids.com and www.lidskids.com. The Company also sells footwear at wholesale under its Johnston & Murphy brand and under the licensed Dockers brand. Additional information on Genesco and its operating divisions may be accessed at its website www.genesco.com.